Exhibit 99.1

Sonic Foundry Announces Fiscal Second Quarter 2023 Financial Results

MADISON, Wis. – May 11, 2023 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader in video creation and management solutions, and virtual and hybrid events, today announced consolidated financial results for its 2023 fiscal second quarter ended March 31, 2023.

Executive Summary:

In the second quarter, there was a substantial lift in Mediasite® renewals and hardware sales. This resulted in Mediasite billings increasing 40% over the first quarter, revenue increasing nearly 15% over the first quarter and a 32% sequential increase in recurring billings from contract renewals. We expect this growth in Mediasite recurring billings should translate into meaningful revenue growth in upcoming quarters. In addition, the company’s new strategic initiatives continued to demonstrate progress. These initiatives provide the runway for Sonic Foundry’s accelerated growth plan and the company will continue to invest resources to realize their full potential in the high-growth markets they address. Sonic Foundry anticipates these investments will continue to impact near-term profitability yet over the longer term generate strong returns and value creation. “As I shared in our annual shareholder meeting, we knew turning the ship towards our new high growth areas would negatively impact our profitability and to some extent our Mediasite growth, however we believe our growth strategy coupled with our persistent focus on recurring SaaS revenue and long-term contracts has positioned us for stable, predictable future MS revenue growth as we simultaneously pursue our high growth strategy.” said Sonic Foundry CEO Joe Mozden, Jr.

Highlights for the Second Quarter Ended March 31, 2023:

•	Second quarter billings from combined business lines increased 50% over the prior-year quarter.
•	Total revenue was $5.7 million compared to $7.2 million in the prior-year quarter due in large part to foreign exchange in Japan and COVID’s continued impact on events in Japan.
•	Gross margin was 57% of revenue versus 71% of revenue in the prior year quarter, primarily due to accelerated depreciation on hosting infrastructure and other transition costs as we migrate our cloud instance.
•	Net loss was $3.4 million, or $0.28 per share, compared to a net loss of $1.3 million, or $0.15 per share, in the second fiscal quarter of 2022.
•	Adjusted EBITDA was a negative $2.0 million compared to negative $787 thousand million in the fiscal second quarter of 2022.

Year-to-Date Financial Highlights:

•	Total year-to-date revenues of $10.8 million compared to $14.5 million in the same period of 2022, a $3.7 million decrease.
•	Year-to-date gross margin was 59% of revenue versus 71% of revenue in the prior year quarter, primarily due to short-term transition costs related to our move to a public cloud environment with the remainder to support growth expectations from our events business.
•	Year-to-date net loss of $7.8 million, or $0.66 per share, compared to a net loss of $2.9 million or $0.35 per share, in the same period of 2022.
•	Year-to-date adjusted EBITDA was a negative $4.9 million compared to negative $1.8 million, in the same year-to-date period of 2022.

Management Commentary:

“At the close of the second quarter of 2023, we are pleased to report substantive progress in our Mediasite business. We saw a substantial lift in both Mediasite hardware sales and contract renewals in the second quarter, which resulted in Mediasite billings increasing 40% over the first quarter, with a 32% increase in recurring billings. Although earnings were down, this was expected due to planned investments in our new strategic initiatives. Overall, we see a cluster of positive developments in the video business. First, post-pandemic, it’s still a video-first world and Mediasite customers are embracing a broader vision for content and its applications as it continues to evolve into a driver of key business objectives. Second, the restoration of federal funding in Japan following a sustained period of Covid-related reductions, in addition to a more favorable currency exchange rate, resulted in Mediasite Japan billings more than doubling over the first quarter. Third, our increase in recurring revenue demonstrates the success we are seeing as we make the turn from hardware sales to annualized license products bundled with our SaaS business, generating more consistent monthly revenue. To that end, we are making strong progress migrating our on-premises customers to the Mediasite cloud and are maximizing the efficiency of our cloud investment by moving our infrastructure to the AWS Cloud, which will improve the hosting environment and limit long-term capital investment” said Sonic Foundry CEO Joe Mozden, Jr.

“We built our global reputation on Mediasite, and we will continue to leverage that strength both independently and as the principal go-to-market vector for Vidable™, our next-gen solution that applies artificial intelligence to transform video content. The outstanding accuracy and performance of our captioning solution has generated rave reviews and positioned us on the ground floor of what AI and machine learning can deliver for our customers. High-quality speech-to-text data provides the essential foundation for accessibility, searchability, and advanced engagement capabilities, which are the three key characteristics that we expect will shape the future of video in enterprise and learning environments. To capitalize on the continued or strong demand in these areas, we have plans to deploy translations, AI-generated metadata, and an early version of an AI-powered engagement analytics platform by the end of Q3. The enormous potential of Vidable is unfolding every day—we have already sold about half a million hours of video transformation and have an additional 600,000+ hours in the sales pipeline. We continue to believe that AI-transformed video is an emerging market that we have the right to win, and we are moving aggressively to secure the traction necessary for a rapid expansion.”

“The in-person events business continues its strong recovery from the pandemic, and we expect our Video Solutions team to secure around 300 events in 2023. The partnership we announced last quarter with CTI Meeting Technology has provided us with a direct channel to dozens of CTI customers, including several of the world’s leading research organizations, and the innovative workflow that our teams have developed together will allow us to turn around high-quality on-demand video from live content in one hour—a first for the events industry. We are currently in discussions with other major event and A/V providers and hope to announce at least one new channel partnership by the end of Q3."

“Our recent engagements in the events market have reinforced our confidence in the growing appetite for a more comprehensive and value-driven approach to event video services, which represents another opportunity to deploy and monetize Vidable. Event professionals are eager to incorporate AI-powered tools into their video production and distribution processes and the hands-on relationship that we have established through our Video Solutions team will allow us to deliver Vidable-powered services with a high level of quality control, as well as direct access to the processed data. Accordingly, we are expanding the short-term go-to-market strategy for Vidable to include the events business, where we can gain traction and achieve high-volume utilization quickly while generating immediate revenue via enhancements to existing Video Solutions contracts and through channel-enabled deals.”

“Global Learning Exchange™ (GLX), is also gaining traction. Our GLX Hub in the Bahamas is experiencing a steady upswing in inquiries, applications, and student enrollments. Our partnership with UNESCO-REF has accelerated access to countries, students, and government officials in Africa and we plan to open GLX Hubs in Nigeria and South Africa this summer. Both countries are high on our priority list due to their sizeable populations, growing economies, and supply/demand imbalance in higher education. We have also continued to expand our roster of higher education partners. In the past two months, we announced partnerships with EC-Council University, a leader in cyber security education and technical certification, and Colorado State University Global, which offers an extensive roster of fully online, internationally recognized, career-focused degrees and certification programs. Together with all our university partners, we offer accredited degrees and certifications that can change the lives of students and their families while contributing to the advancement of their nation’s economy.”

“The progress we’ve made over the past quarter has significantly reinforced our optimism about Sonic Foundry’s future. Our financial performance reflects the steps we have taken to shore up our traditional Mediasite business and invest in all three of our growth initiatives – Vidable, Video Solutions, and Global Learning Exchange – which are gaining traction as we speak. As previously stated, our goal is to make these new business units profitable before we exit 2024. While there is still significant work ahead, we are confident in our direction and ability to execute our plan, and we expect more positive updates are right around the corner,” concluded Mozden.

Fiscal Second Quarter 2023 Operating Results:

Service revenue, which included support, cloud services, events, and professional services, was $4.1 million for the fiscal second quarter ended March 31, 2023, compared to the prior-year-quarter service revenue of $5.1 million due to non-repeatable integration projects which took place in 2022. Product revenue was $1.6 million compared to $2.2 million during the same period last year. Cloud services revenue, which also included event-related cloud services, decreased 3% to $1.7 million in the fiscal second quarter of 2023 compared to $1.8 million in the same quarter last year. Event revenue in the fiscal second quarter of 2023 was $945 thousand, compared with $998 thousand reported in the comparable year-ago quarter. Gross margin was $3.3 million for the fiscal second quarter of fiscal 2023, compared with $5.2 million in the same period of the prior fiscal year.

Non-GAAP Financial Information

To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense and severance from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. A reconciliation of net income to adjusted EBITDA for the year to date and second quarter ended March 31, 2023, and 2022 are included in the release.

About Sonic Foundry®, Inc.

Founded in 1991 and headquartered in Madison, Wis., Sonic Foundry (NASDAQ: SOFO) is dedicated to transforming how the world works and learns through innovative and scalable technology solutions. We help customers maximize the value of their video initiatives and infrastructure while leveraging our expertise and global footprint to help unlock a smarter, more connected world for learners, workers, and entrepreneurs everywhere. Sonic Foundry’s family of brands includes Mediasite®, Video Solutions, Vidable™ and Global Learning Exchange™ which are trusted by thousands of educational institutions, corporations, and health care organizations in dozens of countries around the world. For more information on how Sonic Foundry’s solutions can empower you and your organization to seize today’s opportunities as well as those of the future, visit www.sonicfoundry.com.

© 2023 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements

This news release contains estimates, projections, statements relating to our business plans, objectives, expected operating results and other statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results, prospects for growth and profitability of new product initiatives, and any statements we make about the company’s future. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions.  Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. These statements are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business and are made as of the date of this report. These statements are inherently subject to known and unknown risks and uncertainties. There may be events in the future that we are not able to accurately predict, or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated include the following:

●	Uncertainties relating to our ability to successfully implement our evolving business strategy in new lines of business.
●	The impact of competition, customer adoption of our products and services, and the importance of video.
●	Our capital needs, ability to raise capital in the future and ability to meet debt covenants.
●	The ongoing effect and impact of public health crises, such as the coronavirus ("COVID-19") pandemic in particular as it impacts our events business.
●	The impact of global economic conditions, currency exchange rates, supply chain and other geopolitical developments on our business.
●	The effect of competition in the markets for our products.
●	Our financial condition and liquidity.
●	The occurrence of cybersecurity incidents, attacks or other breaches to our information technology systems and the efforts to transition our leased data centers to the public cloud; and
●	Potential long-lived asset impairments.
●	Uncertainty over our ability to successfully implement management's plan to improve liquidity.

Any forward-looking statements should be considered in context of the risks and other factors described above and disclosed in our periodic reports on Form 10-Q and Form 10-K, including the "Risk Factors" sections in such filings, and other filings with the SEC. These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward-looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Contacts

Media:

Eamon Doyle, Sonic Foundry

media@sonicfoundry.com

608-310-5891

Investors:

Margaret Boyce, Financial Profiles

mboyce@finprofiles.com

310-622-8247

Sonic Foundry, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share data)

(Unaudited)

	March 31,	September 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,702	$3,299
Accounts receivable, net of allowances of $151 & $53	5,618	4,923
Inventories	2,814	1,462
Investment in sales-type lease, current	272	281
Capitalized commissions, current	216	224
Prepaid expenses and other current assets	1,574	945
Total current assets	13,196	11,134
Property and equipment:
Leasehold improvements	1,387	1,460
Computer equipment	9,527	9,274
Furniture and fixtures	1,496	1,405
Total property and equipment	12,410	12,139
Less accumulated depreciation and amortization	9,704	8,705
Property and equipment, net	2,706	3,434
Other assets:
Software development, net of amortization	3,922	2,445
Investment in sales-type lease, long-term	173	221
Capitalized commissions, long-term	43	42
Right-of-use assets under operating leases	1,604	2,053
Deferred tax asset	—	275
Other long-term assets	316	296
Total assets	$21,960	$19,900
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,681	$1,904
Accrued liabilities	1,373	1,521
Current portion of unearned revenue	8,593	8,599
Current portion of finance lease obligations	9	10
Current portion of operating lease obligations	1,121	1,147
Current portion of notes payable and warrant debt, net of discounts	315	565
Current portion of notes payable due to related parties	2,833	—
Total current liabilities	15,925	13,746
Long-term portion of unearned revenue	1,469	1,140
Long-term portion of finance lease obligations	10	15
Long-term portion of operating lease obligations	542	975
Long-term portion of notes payable and warrant debt, net of discounts	688	356
Long-term portion of notes payable due to related parties	5,571	—
Other liabilities	102	90
Total liabilities	24,307	16,322
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 25,000,000 shares; 12,083,370 and 10,905,649 shares issued, respectively and 12,070,654 and 10,892,933 shares outstanding, respectively	121	109
Additional paid-in capital	219,931	218,145
Accumulated deficit	(221,292)	(213,525)
Accumulated other comprehensive loss	(938)	(982)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	(2,347)	3,578
Total liabilities and stockholders’ equity	$21,960	$19,900

Sonic Foundry, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for share and per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Revenue:
Product and other	$1,607	$2,162	$2,485	$4,171
Services	4,131	$5,081	8,267	$10,325
Total revenue	5,738	7,243	10,752	14,496
Cost of revenue:
Product and other	772	748	1,109	1,609
Services	1,690	1,331	3,323	2,575
Total cost of revenue	2,462	2,079	4,432	4,184
Gross margin	3,276	5,164	6,320	10,312
Operating expenses:
Selling and marketing	2,664	3,233	5,592	6,324
General and administrative	1,017	1,268	2,637	3,066
Product development	2,377	1,918	5,165	3,692
Total operating expenses	6,058	6,419	13,394	13,082
Loss from operations	(2,782)	(1,255)	(7,074)	(2,770)
Non-operating income (expenses):
Interest expense, net	(494)	(10)	(640)	(5)
Other expense, net	9	(17)	196	(36)
Total non-operating income (expense)	(485)	(27)	(444)	(41)
Loss before income taxes	(3,267)	(1,282)	(7,518)	(2,811)
Income tax benefit (expense)	(112)	(54)	(249)	(53)
Net loss	$(3,379)	$(1,336)	$(7,767)	$(2,864)
Loss per common share
– basic	$(0.28)	$(0.15)	$(0.66)	$(0.35)
– diluted	$(0.28)	$(0.15)	$(0.66)	$(0.35)
Weighted average common shares
– basic	12,075,832	9,114,451	11,775,782	9,095,810
– diluted	12,075,832	9,114,451	11,775,782	9,095,810

Sonic Foundry, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	March 31
	2023	2022
Operating activities
Net (loss)	$(7,767)	$(2,864)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Amortization of software development costs	17	—
Amortization of warrant debt, debt discount and debt issuance costs	277	15
Depreciation and amortization of property and equipment	1,025	534
Deferred income taxes	290	—
Loss on sale of fixed assets	—	167
Provision for doubtful accounts	(88)	(83)
Stock-based compensation expense related to stock options	430	409
Remeasurement (gain) on derivative liability	—	(30)
Changes in operating assets and liabilities:
Accounts receivable	(481)	654
Inventories	(1,342)	(689)
Investment in sales-type lease	96	87
Capitalized commissions	7	80
Prepaid expenses and other current assets	(558)	(63)
Right-of-use assets under operating leases	485	(16)
Operating lease obligations	(498)	27
Other long-term assets	6	358
Accounts payable and accrued liabilities	(519)	176
Other long-term liabilities	4	94
Unearned revenue	179	(2,349)
Net cash used in operating activities	(8,437)	(3,493)
Investing activities
Purchases of property and equipment	(245)	(1,017)
Capitalization of software development costs	(1,494)	(954)
Net cash used in investing activities	(1,739)	(1,971)
Financing activities
Proceeds from notes payable	8,838	—
Payments on notes payable	(332)	—
Payment on debt issuance costs	(193)	—
Proceeds from issuance of common stock and warrants	1,203	20
Proceeds from exercise of common stock options	2	105
Payments on finance lease obligations	(7)	(43)
Net cash provided by (used in) financing activities	9,511	82
Changes in cash and cash equivalents due to changes in foreign currency	68	(196)
Net increase (decrease) in cash and cash equivalents	(597)	(5,578)
Cash and cash equivalents at beginning of year	3,299	9,989
Cash and cash equivalents at end of period	$2,702	$4,411
Supplemental cash flow information:

Interest paid	$301	$2
Income taxes paid, foreign	30	41
Non-cash financing and investing activities:
Equity warrant issued in conjunction with notes payable due to related parties	163	—
Property and equipment financed by finance lease or accounts payable	16	234

Sonic Foundry, Inc.

Consolidated Non-GAAP Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net loss	$(3,379)	$(1,336)	$(7,767)	$(2,864)
Add:
Depreciation and amortization	545	281	1,025	534
Income tax expense	112	54	249	53
Interest expense	494	10	640	5
Stock-based compensation expense	115	188	434	409
Severance	66	16	473	16
Adjusted EBITDA	$(2,047)	$(787)	$(4,946)	$(1,847)